EXHIBIT 99.2

Sensor Technologies Incorporated

Balance Sheets

	(Unaudited) September 30, 2009	Audited December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$18,497,476	$6,125,851
Accounts receivable (including unbilled revenue), net of accrued credits	51,590,946	44,441,228
Prepaid expenses and other current assets	50,805	118,588

Total Current Assets	70,139,227	50,685,667

Property and equipment, net of accumulated depreciation	390,668	302,980
Other non-current assets	45,906	45,906

Total Assets	$70,575,801	$51,034,553

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$44,752,107	$36,689,357
Declared distributions	—	3,500,000
Accrued wages	419,091	343,395
Payroll and sales taxes payable	32,251	27,472
Accrued subcontractor costs	2,854,461	1,100,070
Other current liabilities	1,047,894	454,923

Total Current Liabilities	49,105,804	42,115,217

Stockholders’ Equity
Common stock, no par value, 10,000 shares authorized, 9,000 shares issued and outstanding	—	—
Additional paid in capital	144,962	135,191
Retained earnings	21,325,035	8,784,145

Total Stockholders’ Equity	21,469,997	8,919,336

Total Liabilities and Stockholders’ Equity	$70,575,801	$51,034,553

See accompanying notes to condensed financial statements

Sensor Technologies Incorporated

Statements of Operations

	(Unaudited) Nine months ended September 30,
	2009	2008
Revenues	$220,184,905	$116,669,865
Cost of services	198,566,284	111,418,636
General and administrative expenses	1,632,398	1,263,986

Operating Income	19,986,223	3,987,243

Interest income	60,202	152,421
Interest expense	(2,534)	(715)
Other expense	(3,001)	(24)

Net Income	$20,040,890	$4,138,925

See accompanying notes to condensed financial statements

Sensor Technologies Incorporated

Statements of Cash Flows

	(Unaudited) Nine months ended September 30,
	2009	2008
Cash flows from operating activities
Net income	$20,040,890	$4,138,925
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities
Depreciation	92,419	50,524
Stock based compensation expense	9,771	—
(Increase) decrease in
Accounts receivable	(7,149,718)	19,550,369
Prepaid expenses	67,783	(50,995)
Increase (decrease) in
Accounts payable	8,062,750	(12,441,645)
Accrued wages	75,696	70,183
Payroll and sales tax payable	4,779	(11,980)
Accrued subcontractor costs	1,754,391	1,379,000
Other current liabilities	592,971	125,639

Total adjustments	3,510,842	8,671,095

Net cash and cash equivalents provided by operating activities	23,551,732	12,810,020

Cash flows from investing activities
Payments for purchases of property and equipment	(180,107)	(173,044)

Net cash and cash equivalents used in investing activities	(180,107)	(173,044)
Cash flows from financing activities
Distributions to stockholders	(11,000,000)	—

Net cash and cash equivalents used in financing activities	(11,000,000)	—
Net change in cash and cash equivalents	12,371,625	12,636,976
Cash and cash equivalents—beginning	6,125,851	438,444

Cash and cash equivalents—ending	$18,497,476	$13,075,420

Supplemental disclosure of cash paid
Interest	$2,534	$715
Income taxes	—	—

See accompanying notes to condensed financial statements

Sensor Technologies Incorporated

Notes to Condensed Financial Statements

September 30, 2009

(Unaudited)

1.	Nature of Operations and Summary of Significant Accounting Policies

Business Description

Sensor Technologies Incorporated (the “Company”), is a New Jersey corporation engaged in providing leading-edge mission critical solutions to the United States Government or its prime contractors. The Company’s principal location is Red Bank, New Jersey.

Government Contracts

A majority of the Company’s activities are funded directly or indirectly by departments and agencies of the U.S. Federal Government. Such contracts are subject to termination at the convenience of the government and costs incurred under these contracts are subject to audit by a number of Federal agencies. Contract costs billed prior to January 1, 2007 have been audited by the government and finalized without material adjustments. It is management’s opinion that the audits for subsequent years will not result in significant adjustments to the financial position or operations of the Company.

Basis of Presentation

The unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements and within the rules of the Securities and Exchange Commission applicable to interim financial statements and therefore do not include all disclosures that might normally be required for financial statements prepared in accordance with U.S. generally accepted accounting principles. The accompanying unaudited condensed financial statements have been prepared by management without audit and should be read in conjunction with the Company’s financial statements for the year ended December 31, 2008. In the opinion of management, all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows, for the periods indicated, have been made. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of operating results that may be achieved over the course of the full year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unbilled Revenue

Unbilled receivables represent the balance of recoverable costs and accrued profit, comprised principally of revenue recognized on contracts for which billings have not been presented to the customer. The amounts are generally billable and collectible within one year.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. Accounts receivable consist of amounts due from the Federal Government on contracts which are subject to minimal credit risk.

Revenue Recognition

Revenue on fixed price contracts is recognized upon meeting agreed upon milestones based on progress of the contracts. Revenue on time-and-materials contracts is recognized when the subcontractor invoices to the extent of billable rates times hours delivered, plus other billable costs. Revenue on cost plus a fixed fee contracts is recognized to the extent of costs incurred plus a fee earned on work performed.

The Company uses subcontractors to perform a substantial amount of the work required under contracts with the government. In these instances, the Company evaluates whether it acts as the principal or agent in determining the appropriate classification of revenue and related costs. Where the Company is considered the primary contractor and has risk associated with a contract, the Company records the gross amount of the contract revenue.

Sales and profit in connection with contracts to provide services to the U.S. Government within the scope of SAB 104 that may be at risk of collection because the contracts are incrementally funded and subject to the availability of funds appropriated are deferred until the contract modification is obtained, indicating that adequate funds are available to the contract or task order.

Stock Option Plan

The Company adopted ASC topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”), which requires that compensation cost relating to share-based payment transactions be recognized as expense in the financial statements over the vesting period and cost measured based on the estimated fair value of the equity or liability instrument at the date issued.

The Company uses the Black-Scholes option valuation model for estimating the fair value of its stock options. Since the Company is not a public entity, the volatility of the stock was estimated using a comparable public company.

The following weighted-average assumptions were used:

	2009	2008
Risk-free interest rate	1.34%	—
Expected volatility	.28%	—
Dividend yield	0%	—
Expected life	3 years	—

The weighted average fair value of the options was $859 for period ended September 30, 2009.

Income Taxes

The Company has elected to be taxed as an S-Corporation for Federal and State tax purposes. Under this election, the profits, losses, credits and deductions of the Company are passed through to the individual shareholders. The Company has two shareholders.

Reclassification

Certain amounts in the accompanying balance sheet as of December 31, 2008 have been reclassified to conform to current period’s presentation.

Accounting Standards Updates

In June 2009, the Financial Accounting Standards Board (“FASB”) issued its final Statement of Financial Accounting Standards (“SFAS)” No. 168 – “The FASB Accounting Standards ASC Topic and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162”. (“SFAS No. 168”). SFAS No. 168 made the FASB Accounting Standards Codification (the “ASC”) the single source of U.S. Generally Accepted Accounting Policies (“U.S. GAAP”) used by nongovernmental entities in the preparation of financial statements, except for rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative accounting guidance for SEC registrants. The ASC is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. The ASC supersedes all existing non-SEC accounting and reporting standards and was effective for the Company beginning July 1, 2009. Following SFAS No. 168, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right; these updates will serve only to update the ASC topic, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the ASC. In the description of ASC and Accounting Standards Updates (“ASU”) that follows, references in “italics” relate to ASC or ASU topics, and their descriptive titles, as appropriate.

On January 1, 2009, the Company adopted new accounting guidance concerning provisions for uncertain income tax positions. This clarified the accounting for income taxes by prescribing a minimum probability threshold that an uncertain tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. There was no effect of the adoption of this guidance. The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, as part of the income tax provision. There was no income tax related interest and penalties recorded for 2009.

2.	Accounts Receivable

	September 30, 2009	December 31, 2008
Billed receivables	$33,415,037	$23,927,776
Unbilled revenue	18,457,487	20,832,436

	51,872,524	44,760,212
Allowance for credits due customers	(281,578)	(318,984)

Accounts receivable	$51,590,946	$44,441,228

3.	Stock Options

On January 1, 2005 Sensor Technologies Incorporated Employee Non-Qualified Stock Option Plan (the “Plan”) was amended and restated. The plan is intended to promote the growth and profitability of Sensor Technologies Incorporated (“Company”) whereby the Company may continue to attract, retain, and motivate key employees. Through September 30, 2009, the aggregated number of shares of non-voting common stock authorized for issuance under the Plan was 250. The term of each option granted shall be exercisable for such period as determined by the Board at time of grant and generally vest ratably over a three-year period.

A summary of the Company’s stock option activity and related information for the period ended September 30, 2009 follows:

	Total	Weighted Average Exercise Price
Outstanding at
January 1, 2009	—	$—
Granted	91	4,104
Forfeited	—	—
Exercised	—	—

September 30, 2009	91	$4,104

Following is a summary of the status of stock options outstanding at September 30, 2009:

Outstanding Options				Exercisable Options
Exercise Price Range	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$4,104	91	2.63 years	$4,104	—	$—

Stock option compensation expense for the nine-months ended September 30, 2009 and 2008 was $9,771 and $0, respectively. Unrecognized stock option compensation expense was approximately $68,393 and $0 as of September 30, 2009 and 2008, to be recorded over the remaining vesting period of the related options.

4.	Concentrations

Major Customers

The Company had one customer that accounted for approximately 97% and 90% of total contract revenue during the period ended September 30, 2009 and 2008, respectively and 96% and 86% of accounts receivable at September 30, 2009 and 2008, respectively. The revenue derived from the customer is comprised of fifteen separately funded programs with varying periods of performance.

Major Suppliers

The Company had three major suppliers who accounted for approximately 61% of total subcontractor costs during the period ended September 30, 2009. The three suppliers made up approximately 51% of accounts payable at September 30, 2009. The Company had two major suppliers who accounted for approximately 60% of total subcontractor costs during the year ended September 30, 2008. The two suppliers made up approximately 49% of accounts payable at September 30, 2008.

5.	Subsequent Event

Change in Control

On January 15, 2010 the Company sold all of its outstanding shares of common stock to ManTech International Corporation (ManTech) for $242 million in cash. The purchase price was subject to adjustment at closing based on an estimation of Sensor’s working capital on the closing date. There were no additional payments by ManTech to the shareholders of Sensor, or to ManTech by the shareholders of Sensor at closing as a result of this adjustment procedure. However, this determination is subject to review in the 120 days following the closing, and is thus potentially subject to adjustment based on the results of that review.

Repurchase of Stock Option

Pursuant to the purchase agreement noted above all outstanding stock options of the Company were repurchased by the Company prior to closing for the amount of $2,052,670. The vested and unvested options were repurchased at their fully diluted value based on the acquisition price net of the exercise price of the option. The remaining unamortized stock option compensation in the amount of $61,880 was expensed at the date of repurchase. The excess of the repurchase price over the fair market value was recorded as additional paid in capital.